UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement under the Securities Act of 1933

K-CARE NUTRITIONAL PRODUCTS INC.
(Name of Small Business Issuer in its Charter)

NEVADA	2080	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Unit D – 1275 East 27th Street
North Vancouver, BC V7J 1S5
(604) 986-0016
(Address and telephone number of principal executive offices)

CSC Services of Nevada Inc.
502 East John Street
Carson City, Nevada 89706
(775) 882 3072
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act Registration Statement number of the earlier
effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration
Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration
Statement for the same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following
box. [   ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Each Class of	Amount to be	Proposed	Proposed Maximum	Amount of
Securities to be	Registered	Maximum	Aggregate Offering	Registration Fee
Registered	(1)	Offering Price	Price (2)
		per Unit (2)

Shares of Common	515,500	$0.10	$51,500.00	$5.52
Stock, par value $0.0001

Shares of Common	1,600,000	$0.10	$160,000.00	$17.12
Stock, par value $0.0001

Total Fee Due				$22.63

1

Of the 2,115,000 shares registered pursuant to this registration statement, a minimum of 800,000 up to a maximum of 1,600,000 are being offered by direct offering and 515,500 are offered by selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

This prospectus is not an offer to sell securities and is not soliciting an offer to purchase securities in any state where the offer or sale is not permitted.

PROSPECTUS

K-CARE NUTRITIONAL PRODUCTS INC.

2,115,500 SHARES
COMMON STOCK

Before this offering there has been no public market for our common stock.

We are offering a minimum of 800,000 up to a maximum of 1,600,000 of our common shares in a direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $0.10 per share. In the event that 800,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 800,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 800,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at the BMO Bank of Montreal. The foregoing account is not an escrow, trust or similar account. It is merely a bank account under our control where we will deposit your funds.

Stock sold through our direct offering will be sold by our director and officer, Eva Dudas, who will be the underwriter of this offering.

In addition to our direct offering, we are registering 515,000 shares held by nine selling shareholders. The selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There are no arrangements to place the funds we raise in an escrow, trust or similar account.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market.

An investment in our common stock involves risks. See "Risk Factors" starting at page 3 of this Prospectus.

	Offering Price	Expenses	Proceeds to Us
Per Share – if the minimum amount of our direct offering sold	$0.10	$0.02	$0.08
Per Share – if 100% of our direct offering sold	$0.10	$0.01	$0.09
If 50% are sold	$80,000	$40,000	$40,000
If 100% are sold	$160,000	$40,000	$120,000

The difference between the Offering Price and the Proceeds to Us is $40,000. The $40,000 reflects the expenses of the offering. The expenses per share would be adjusted according to the offering amounts depending on how many shares we sell. The $40,000 has been paid to unaffiliated third parties for expenses connected with this offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

K-CARE NUTRITIONAL PRODUCTS INC.

Prospectus Summary

Our Business

K-Care Nutritional Products Inc. (“K-Care”, “we”, “us”, “our”) is a start-up stage company. We were incorporated as a Nevada company on May 8, 2006. We are also extra-provincially registered in British Columbia, Canada. On November 6, 2006 we changed our name from Poochpal Beverages Inc. to K-Care Nutritional Products Inc. We do not have any subsidiaries.

We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations. We manufacture and intend to distribute water for dogs that contain nutritional supplements with added flavors. We have developed a website (www.poochpalpowerwater.com) to sell our water.

We have finalized the formula and have limited quantities of our first three flavors of bottled water for dogs. After we produce more quantities of these three flavors, we will continue to develop additional flavors.

Our principal offices are located at Unit D – 1275 East 27th Street, North Vancouver, British Columbia, Canada V7J 1S5, and our telephone number is (604) 986-0016. Our fiscal year end is October 31.

Our current President, CEO and CFO, Eva Dudas, does not have experience in the dog bottled water industry. Our business plan may fail due to her lack of experience in this industry. Also, there are other factors, described in detail in the section entitled Risk Factors, may adversely affect our ability to begin and sustain profitable operations.

For the next twelve months (beginning April 2007), we plan to continue developing our products and website. Also, we plan to set up a second website to sell our products and begin to market and promote our products and websites. We anticipate that we will generate revenues from distributing water for dogs over the next 12 months

Over the next twelve months our estimated operational expenses will be approximately $40,000 - $120,000. We have no revenues, have achieved losses since inception, and rely upon the sale of our securities to fund operations. We will be dependent on the financing received in this offering in order to maintain our operations and carry out our business plan. We anticipate that we may require additional financing in order to fully pursue our business plan. We currently do not have sufficient financing to undertake our business plan and there is no assurance that we will be able to obtain the necessary financing. Accordingly, there is uncertainty about our ability to continue in operation. If we cease our operation, you may lose your entire investment on our stock.

The Offering

Assuming 100% of our direct offering is sold, the 2,115,500 common shares registered under this Prospectus will represent approximately 26% of our issued common stock. Both before and after the offering, our current sole director will control K-Care. As of March 7, 2007 our sole director Eva Dudas owns 6,000,000, representing approximately 92% of our issued common stock.

The following is a brief summary of our offering:

Securities Offered	through a direct public offering, a minimum of 800,000 and a maximum of 1,600,000 shares 515,500 common shares held by 9 selling shareholders

Offering Price per Share

We are offering the shares at a price of $0.10. This price was determined by our Board of Directors based on several factors including our capital structure and the amount we sought to raise through our offering.

Offering Period	The shares are being offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Net Proceeds to us	Approximately $40,000, assuming the minimum amount of the direct offering is sold.

Approximately $120,000, assuming we sell the maximum number of shares through our direct offering.

We will not receive any proceeds from the sale of shares by the selling shareholders.

Use of Proceeds	We will use the proceeds to develop our product line and for administrative expenses.

Number of Shares Outstanding Before the Offering	There are 6,515,500 shares outstanding as of March 7, 2007. We currently have no warrants, options or other derivative securities outstanding.

Number of Shares Outstanding After the Offering	We will have the following number of shares issued and outstanding after this offering: 7,315,500 if we sell our minimum direct offering 8,115,500 if we sell 100% of our direct offering

Financial Summary Information

All of the references to currency in this Prospectus are to US Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 25 and the accompanying consolidated Financial Statements of K-Care and related notes included elsewhere in this Prospectus.

Income Statement Data

	Accumulated from	Three months ended
	May 8, 2006 (inception) to	October 31, 2006
	October 31, 2006	($)
	($)
Revenue	0	0
Expenses	28,344	17,432
Net Loss	(28,344)	(17,432)
Net Loss Per Share	0.00	0.00

Balance Sheet Data

October 31, 2006
($)
Working Capital	(8,174)
Total Assets	14,810
Total Liabilities	22,984
Stockholders’ Deficit	(8,174)

Recent Developments

In November 2006, we issued 120,000 common shares to an investor at $0.10 per share, for cash proceeds of $12,000. We intend to use this amount for general and administrative expenses which will include marketing and promotion, travel, meals, rent, office maintenance, consulting fees, audit and legal expenses, communication expenses and other office expenses.

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

K-Care Risks

1.           There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding our going concern uncertainty: (i) the losses we incurred since our inception; (ii) no operating revenues as at October 31, 2006; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses into the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. In any event, you could lose all or part of your investment.

2.           We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues.If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on May 8, 2006 and we have not realized any revenues. We have very little operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $28,344. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  completion of this offering;
  our ability to produce sufficient quantities of our first products; and
  our ability to generate revenues through the sale of our bottled water products.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Our failure to generate revenues will cause us to go out of business.

3.           We are solely dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to achieve adequate revenues toremain in business. We may need to obtain additional financing which may not be available, which could cause us to cease operations.

We have limited operations. We need the proceeds from this offering to pay for the development of our initial products and for marketing of our products and our website. If the maximum of $160,000 is raised, this amount will enable us, after paying the expenses of this offering, to complete the development of our first products and to begin marketing our website. We may need additional funds to complete further development of our product line and business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. If we are not able to obtain needed financing we may have to cease operations. We anticipate that if we are successful in raising the minimum amount of the offering, $80,000, the $40,000 proceeds net of offering costs will enable us to operate for approximately one year. If we are successful in raising the maximum of $160,000, our intention is to increase our spending in the areas of production, website development and marketing over the next 12 months.

4.           Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers. As a result, we may not be able to attractenough customers or suppliers to operate profitably. If we do not make a profit, we mayhave to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our products and website to potential customers. We intend to generate revenue through the sale of our products online through our website. Because we will be limiting our marketing activities, we may not be able to attract enough customers to advertise on our website or to purchase our products to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

5.           Because the Internet may be subject to future regulation, we may have to spend money for compliance with new laws that we have not planned for. This could have anadverse affect on our operation.

We are not certain how online business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. The creation of new laws and regulations could adversely affect our operations since we have not allocated any money for compliance with possible future new laws and regulations.

6.           We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in US dollars, a portion of our sales and operating costs may be denominated in Canadian dollars. In addition, we are exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in US dollars, any change in the value of the Canadian dollar relative to the US dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into US dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

7.           As our business assets and our sole director and officers are located in Canada; investors may be limited in their ability to enforce U.S. civil actions against our assets orour sole director and officers. You may not be able to receive compensation fordamages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our sole director and officers are residents of Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our sole director and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

8.           Since our executive officers do not have any significant training and/or experience in the dog bottled water industry, our financial results could suffer irreparable harm as aresult of their decisions and choices.

Eva Dudas and Kim Symons, our senior officers, do not have any significant training or experience in the dog bottled water industry. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard managerial approaches companies in this industry commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Risks Associated with this Offering

9.           Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

We have not obtained an independent valuation of the securities. The offering price for the securities does not have any direct relationship to our assets, earnings, book value, or other measurable criteria of value. We make no representations, whether express or implied, as to the value of the securities offered hereby. In addition selling shareholders may sell their shares at a lower price when they are eligible to sell their shares. There can be no assurance that the securities can be sold at either the offering price or any other price in the future. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

10.          Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them.This means that you may have difficulty reselling your shares and this may cause theprice of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least two months and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from us.

11.           We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in K-Care.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in K-Care will need to come through appreciation of our stock’s price.

12.           Because our officer and director, who is also a promoter, will own more than 50% of the outstanding shares after this offering, she will retain control of us and be able todecide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Even if we sell all 1,600,000 shares of common stock in this offering, Eva Dudas will still own 6,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Ms. Dudas will be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

13.           We indemnify our directors against liability to K-Care and our stockholders, and the costs of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling K-Care, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our sole director and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against K-Care for indemnification, the costs could have a negative effect on our operating results.

Use of Proceeds

Our offering is being made on a self underwritten basis - with a minimum of $80,000 and a maximum of $160,000. The table below sets forth the use of proceeds if $80,000 or $160,000 is sold.

	$80,000	$160,000
Gross proceeds	$80,000	$160,000
Offering expenses	$40,000	$40,000
Net proceeds	$40,000	$120,000

The net proceeds will be used approximately as follows:

Product development	$10,000	$20,000
Website development	$10,000	$20,000
Marketing and advertising	$10,000	$40,000
General and Administrative	$10,000	$40,000
TOTAL	$40,000	$120,000

Total offering expenses are $40,000. Of the $40,000, the amounts to be paid from the proceeds for expenses of the offering are: $25,000 for legal fees; $1,000 for printing and marketing fees; $13,000 for accounting fees and expenses; $100 for filing fee, and $900 for miscellaneous unforeseen expenses relating to the offering.

As of October 31, 2006, we have spent $1,487 toward the development of our product line. We intend to spend between $10,000 and $20,000 for further development of our product line and development of more flavors of water.

We intend to develop our current website and build a second website for distribution of our products over the next 12 months at costs of $10,000-$20,000.

Marketing and advertising will be focused on promoting our website to prospective purchasers of our water and also marketing our products to distributors. We will focus our efforts on forging relationships with large distributors and also retail outlets. If we raise the maximum amount under this offering, we intend to hire a marketing consultant on a part time basis at a cost of approximately $20,000.

General and Administrative Costs include costs related to operating our office. These costs include rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, costs of paying an administrative assistant, expenses of filing reports with the Securities and Exchange Commission, travel, and general working capital. We intend to establish an office to develop products, store inventory, operate our website and to perform administrative tasks. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations. In order to reduce costs, we will be searching for shared office space or we will look to sublet office space from others. If we raise the maximum of $160,000, we plan to hire an administrative assistant.

Determination of Offering Price

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $160,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of operating history
  the proceeds to be raised by the offering
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholder, and our cash requirements

Dilution of the Price you Pay for Your Shares

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of October 31, 2006, the net tangible book value of our shares of common stock was a deficit of $8,174 or approximately $(0.0013) per share based upon 6,515,500 shares outstanding.

If 100% of the shares are sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 8,115,500 shares to be outstanding will be $111,826, or approximately $0.014 per share. The amount of dilution you will incur will be $0.086 per share. The net tangible book value of the shares held by our existing shareholder will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.014 per share. After completion of this offering, if 1,600,000 shares are sold, you will own approximately 19.72% of the total number of shares then outstanding shares for which you will have made a cash investment of $160,000, or $0.10 per share. Our existing shareholder will own approximately 80.28% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $28,420, or $0.004 per share.

If 75% of the shares are sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 7,715,500 shares to be outstanding will be $71,826, or approximately $0.009 per share. The amount of dilution you will incur will be $0.091 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.009 per share.

After completion of this offering, if 1,200,000 shares are sold, you will own approximately 15.55% of the total number of shares then outstanding shares for which you will have made a cash investment of $120,000, or $0.10 per share. Our existing shareholder will own approximately 84.45% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $28,420, or $0.004 per share.

If the minimum number of the shares are sold:

Upon completion of this offering, in the event 50% or the minimum amount of the shares are sold, the net tangible book value of the 7,315,500 shares to be outstanding will be $31,826 or approximately $0.004 per share. The amount of dilution you will incur will be $0.096 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.005 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.004 per share.

After completion of this offering, if 800,000 shares are sold, you will own approximately 10.94% of the total number of shares then outstanding shares for which you will have made a cash investment of $80,000, or $0.10 per share. Our existing stockholders will own approximately 89.06% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $28,420, or $0.004 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share		$0.10
Net tangible book value per share before offering	$	(0.0013)
Potential gain to existing shareholders per share		$0.015
Net tangible book value per share after offering		$111,826
Increase to present stockholders in net tangible book value per share after offering		$0.015
Capital contributions		$28,420
Number of shares outstanding before the offering		6,515,500
Number of shares after offering held by existing stockholders (assume the existing shareholders do not sell their shares registered in this prospectus)		6,515,500
Percentage of ownership after offering		80.28%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.086
Capital contributions	$160,000
Number of shares after offering held by public investors	1,600,000
Percentage of ownership after offering	19.72%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.10
Dilution per share	$0.091
Capital contributions	$120,000
Number of shares after offering held by public investors	1,200,000
Percentage of ownership after offering	15.55%

Purchasers of shares in this offering if the minimum number of shares sold

Price per share	$0.10
Dilution per share	$0.096
Capital contributions	$80,000
Number of shares after offering held by public investors	800,000
Percentage of ownership after offering	10.94%

Plan of Distribution; Terms of the Offering

We are offering up to 1,600,000 shares of common stock on a direct public offering basis, without any involvement of underwriters or broker-dealers, 800,000 shares minimum, 1,600,000 shares maximum. The offering price is $0.10 per share. Funds from this offering will be placed in a bank account at BMO Bank of Montreal. BMO’s telephone number is (604) 665-2643. We will hold the funds in the account until we receive a minimum of $80,000 at which time we will appropriate the funds for the purposes we have described above. Any funds received by us thereafter will be immediately appropriated by us. If we do not receive the minimum amount of $80,000 within 180 days of the effective date of our Prospectus, or within an additional 90 days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $80,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through our sole director. She will receive no commission from the sale of any shares. She will not register as a broker-dealer under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Securities Exchange Act 1934, as amended (the “Exchange Act”), in that she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officer and director is not statutorily disqualified, is not being compensated, and is not associated with a broker-dealer. She is and will continue to be our officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker-dealer or associated with a broker-dealer. She has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission (the “Commission”), we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the offering. We will not utilize the Internet to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a share subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to K-Care Nutritional Products Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling shareholders determine.

The selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker. Spartan Securities Group, Inc, a market maker in Florida, has agreed to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither K-Care nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling shareholders may be engaged in a distribution of any of the shares being registered by this registration statement, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling shareholders of the requirements for delivery of this Prospectus in connection with any sales of the common stock offered by this Prospectus.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Selling Shareholders

The nine selling shareholders are offering 515,500 shares of common stock already issued. The shares included the following:

  On July 30, 2006, we issued 395,500 common shares to seven shareholders at $0.04 per share for total proceeds of $15,820.

  On November 30, 2006, we issued 120,000 shares of common stock to two shareholders at $0.10 per share for total proceeds of $12,000.

All of the above issuances were exempt from registration under Regulation S of the Securities Act.

The following table provides as of March 7, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
188123 Enterprises Ltd. (3)	20,000	(4)	20,000	0	0
Brigitta Biro	2,000	(4)	2,000	0	0
Draycott Investments Ltd. (5)	100,000	1.5	100,000	0	0
Gyula Dudas (6)	2,500	(4)	2,500	0	0
Andrea Jesse	100,000	1.5	100,000	0	0
Ezbert Kiss	120,000	1.8	120,000	0	0
Mikhail Ratchkovski	1,000	(4)	1,000	0	0
Krisztina Sebestyey	90,000	1.4	90,000	0	0
Agota Varga	80,000	1.2	80,000	0	0

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

(2)	Percentages calculated to include shares which the selling stockholder can sell within 60 days and assume we sell all 1,600,000 shares offered in our direct offering.

(3)	Eilsha Barlow has voting and investment control over securities held by 188123 Enterprises Ltd.

(4)	Less than 1%

(5)	Lawrence Collie has voting and investment control over securities held by Draycott Investments.

(6)	Gyula Dudas is the father of Eva Dudas, a Director and President of K-Care.

The percentages are based on the 6,515,500 shares of common stock outstanding on March 7, 2007 and all shares registered in this Prospectus sold by selling shareholders.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve K-Care or any of its properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. K-Care’s Board of Directors has fixed the number of directors at one.

Our current director and officers are as follows:

Name	Age	Position

Eva Dudas	43	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer

Kim Symons	49	Vice President of Marketing

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of K-Care's affairs.

Eva Dudas, President and CEO, CFO, Secretary, Treasurer, Principal Accounting Officer

Eva Dudas has acted as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer since May 9, 2006. From 1997 to present Ms. Dudas has been working as a real estate broker with Remax Canada. Since 2005, Ms. Dudas is the President and founder of Clamar Enterprises Ltd., a private company in the business of commodity trading.

Kim Symons, Vice President of Marketing

Kim Symons was appointed as our Vice President of Marketing on May 9, 2006. Mr. Symons has been a business entrepreneur for over 20 years. He was the founder and has been Chief Executive Officer of The Symons Group of Internet Companies since 1991. He has been working as a consultant with the Symons Group, a consulting companies on the development of internet property interests. Mr. Symons graduated Magna Cum Laude with a Bachelor of Arts in Literature and Political Studies from the University of Manitoba, completing his degree at McGill University in Montreal, Canada.

Significant Employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of K-Care and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of March 7, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 7, 2007, there were 6,515,500 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of Class	Name and Address of	Nature of	Percent of
	Beneficial Owner	Beneficial	Class
		Ownership	(%)
Common	Eva Dudas (1)	6,000,000	92.1%
	Unit D – 1275 East 27th Street
	North Vancouver, BC V7J 1S5
Common	Kim Symons (2)	0	0%
	Suite 1209 – 207 West Hastings Street
	Vancouver, BC V6B 1H7
	All Officers and Directors as a Group	6,000,000	92.1%

(1)	Eva Dudas is a director, President, CEO and CFO of K-Care.

(2)	Kim Symons is Vice President of Marketing of K-Care.

Changes In Control

There are currently no arrangements which would result in a change in control of K-Care.

Description of Securities

Common Stock

As of March 7, 2007, we have 6,515,500 shares of our common stock outstanding. We have not issued any options to purchase our common shares and have no other outstanding convertible securities.

Our authorized capital stock consists of 80,000,000 common shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon liquidation or dissolution of K-Care, whether voluntary or involuntary, to share equally in the assets of K-Care available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 2,115,500 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act.

Of the 6,000,000 shares of our issued common stock that is not being registered in this Prospectus:

  6,000,000 shares have been held by Eva Dudas, our director, President, CEO and CFO for less than a year; and

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us.

Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, since Eva Dudas is an affiliate, any shares she owns which have not being registered pursuant to this or another Registration Statement are restricted and their sale will be subject to the limitations of the three-month period imposed by Rule 144.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Exchange Act, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

The 6,000,000 outstanding restricted securities held by the director of K-Care that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in K-Care. Nor was any such person connected with K-Care or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Accountants

Our Audited Financial Statements as of October 31, 2006 have been included in this Prospectus in reliance upon Malone & Bailey, PC, as experts in accounting and auditing.

Legal Matters

Our legal counsel, Penny Green, of Bacchus Law Group, will give an opinion on the validity of the securities being registered.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Description of Business

K-Care Nutritional Products Inc. was incorporated as a Nevada company on May 8, 2006. We do not have any subsidiaries.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated deficit. As of October 31, 2006, we had net losses since inception in the amount of $28,344.

We are a manufacturer and distributor of bottled waters for dogs that contain nutritional supplements with added flavor. Currently, we are finalizing the production of three different flavors and hope to have them ready for distribution within the next couple of months. After we complete these three flavors, we plan on developing further flavors and expanding our product line to include vitamin supplements and high-end pet treats.

Our Products and Services

Overview

We are committed to designing and supplying the highest quality supplemented water that meets or exceeds industry standards for natural supplements. Supplements in a liquid form generally absorb more quickly and efficiently than tablets, offering faster results. We only use ingredients which are considered health supplements in our products. As well, our products are only for dogs – not people. As a result we are not required to obtain Food and Drug Administration or other similar regulatory approvals for our products. We only use quantities of nutritional supplements that are consistent with industry guidelines for dogs based on what other producers and products use in non-bottled water products.

We have finalized the formulas and have produced limited quantities of our first three flavors of bottled water for dogs – Beef Bone, Chicken Delight and Carrot-Veggie. Once we begin to produce greater quantities of these products and they begin to be disturbed, we will continue to experiment with various formulas and mixtures and seek to create new products and to also improve our current products.

All of our formulas are 100% vegetarian and contain no shellfish or beef. Our formulas contain no sugar, starch, salt, wheat, yeast, corn or milk derivatives. We only use high quality purified water as the basis for our products. The filtering and treatment process that the water goes through removes all the chlorine and 99% of particulates. Currently, we only bottle water in 500 milliliter sizes, although we may decide to offer larger bottles at some point in the future.

Our Nutritional Formula Mix

All of our formulas contain Glucosamine and Hyaluronic Acid, which are nutrients associated with joint health. In addition to Glucosamine and Hyaluronic Acid, our formulas contain MSM, Vitamin C, Grape Seed Extract, Manganese, Boron and Omega Essential Fatty Acids.

Our Distribution Method

Our plan is to primarily target the US market for product sales through our website, www.poochpalpowerwater.com and through other websites that we may develop. If we are successful at generating revenues and our product gains market acceptance, we will focus our efforts on forging relationships with and selling our product through distributors and pet food stores.

New Products and Services

All of our products and services, once available, will be new, as we have only recently begun operations. We intend to actively develop new products and flavors to and expand our product line to include vitamin supplements and high-end dog treats.

Competition

Bottled water for dogs is a relatively new concept so competition is not as fierce as may be the case with other products marketed towards pet owners. However, we were able to identify two competitors were through internet Google searches for “dog bottled water” as follows:

PetRefresh

They are located in Everett, Washington and their website is www.petrefresh.com. They use mountain stream water with a trace of vitamins and minerals to make several bottled water products for pets. They sell five flavors of bottled water: natural, beef, chicken, fish, parsley-chlorophyll. They sell their water in 20 ounce, 2 liter and 2.3 liter sizes. They sell water for all pets and do not specialize its product towards any particular pet. They primarily sell their water over the internet on their website, although they have e a limited distribution network in Singapore, Thailand, Malaysia, Hong Kong, Vietnam, the Philippines and throughout the US.

K9 Water Co., Inc.

They are located in Valencia, California. They offer “fun flavors” of water for dogs such as Toilet Water, Puddle Water, Hose Water and Gutter Water. Their website claims that their water is “the world’s first vitamin fortified bottled water specifically formulated to provide your dog with essential vitamins that contribute to overall good health and provide the hydration your dog needs. Their water is available in four flavors chicken, beef, liver and lamb.” They sell water in 16.9 ounce bottles on the internet on their website www.k9waterco.com.

We believe that our products offer a competitive advantage over the other products on the market. Although other companies offer nutrient supplements in both tablet and liquid form, our product is competitive in that it combines nutritional supplements in a pre-mixed, flavored, bottled water. We believe that by combining the nutrients into travel-ready bottles of water, our product will be more convenient for pet owners to supplement their pets diet. In addition, because our product comes in different flavors, pets themselves will be more willing to drink our water and in turn accept the nutritional supplements.

Marketing

Our marketing strategies will comprise of branding our website as a supplier of high-quality, pet products and supplements. Both online and print media will be utilized in marketing the business.

On June 5, 2006, we entered into a consulting agreement with our Vice President of Marketing, Kim Symons. The agreement provides that Mr. Symons will design, publish and host our website, www.poochpalpowerwater.com. We are obligated to pay Mr. Symons a total of $8,500 for the services to be rendered pursuant to the agreement. To date, we have paid $4,100 to Mr. Symons.

Search Engine Marketing

A broad range of online marketing methods is available for promoting us. However, the online marketing strategy will focus primarily on search engine marketing through Google Advertisements. The strategy will involve getting a higher ranking on the Google search engine through a paid service as well as advertisements on the Google search engine. We do not yet have an agreement with Google

Cross Promotion

Cross-promotional activities have the potential for a big marketing payoff as partners can successfully expand through each other's customer base. Cross-promotional activities will consist of mutual website links, "bundled" offerings and other events. By joining forces with other businesses that also reach the target market, the business can reach the customers more efficiently.

Online Banners

Online banners will be advertised on relevant websites that reach the same target market. The banner will be placed at the top of web directories and web site and will be produced with detail. Instead of paying an annual or monthly fee, we will attempt to obtain a cost per click agreement.

Publicity Campaign

Our publicity campaign will be focused around press releases, creating press releases and publicity pitches to media.

We do not yet have any cross promotion, online banner or publicity campaign agreements in place.

Advertising

Regular advertising will be placed in pet publications and major cities in North America.

Event Sponsorship

We will sponsor and attend events such as local pet shows to increase the businesses visibility and brand familiarity. Taking part in these functions will help increase awareness of our company and our products.

Research and Development

Since our inception, we have spent $1,487 on research and development. This money was mostly spent on developing the three flavors of water which we have developed so far.

Intellectual Property

We have not filed for any protection of our trademarks. We believe that we could obtain a patent on our bottled water products, however, the costs of obtaining the patents are too restrictive. However, we own the intellectual property rights to our trade name and our website.

Legislation and Government Regulation

Since our products are designed strictly for consumption by dogs and not humans, our products are not subject to regulations imposed by the Food and Drug Administration or similar legislative agencies. However, since we will sell are precuts via our website, we may become subject to new legislation imposed to regulate electronic commerce.

Internet sales and business are becoming increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to sales on the internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

Environmental Law Compliance

As our business plan involves selling bottled water products for dogs, we do not expect that we will be governed by the comprehensive federal, provincial and local laws that regulate the discharge of materials into the environment or otherwise relate to health and safety or the protection of the environment. To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

Other than the executive officers described above, we do not expect any other individuals to make a significant contribution to our business. Once sales have reached an acceptable level to pay our President a full time salary, she will begin devoting herself to our business full-time. Our President currently spends about 25 hours a week on our business and the rest of her working time is spent as a realtor. We do not anticipate any conflict of interest from her other activities.

Management's Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. We do not anticipate that we will generate significant revenues until we have completed development and begin selling our water. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our marketing plan from this offering.

We anticipate that the demand for our products will be primarily determined by pet owner’s disposable income and therefore the general economic state of the US, where we intend to focus our sales. A weakening of the economy (or the perception that the economy is weakening) may affect the spending patterns of our customers and may result in customers purchasing less of our product.

Results of Operations

Our expenses for the period from inception on May 8, 2006 to October 31, 2006 were $28,344 of which $17,628 was for professional fees; $3,929 was for office and general costs; $5,300 was for consulting fees; and, $1,487 was for product development costs. Our loss from inception to October 31, 2006 is $28,344. During the three months ended October 31, 2006, we incurred expenses of $17,432, which included $13,691 for professional fees, $2,254 for general and administrative expenses; and, $1,487 for product development costs. Our general and administrative expenses included office rent, office supplies, telephone expenses, travel and entertainment and consulting fees.

During the period from our inception to October 31, 2006, we hired consultants in the areas of bookkeeping and accounting. We also retained an attorney for the preparation of this Registration Statement, and an auditor to audit our financial statements.

Plan of Operation

We plan to grow our business to offer more flavors of bottled water for dogs and to increase our distribution channel throughout North America. We also plan on expanding our product line to include vitamin supplements and high-end dog treats.

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months (beginning April 2007). Depending on how much money we raise, we will be conducting some product research and development. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees. Currently we do not have any employees.

Upon completion of our public offering, our specific goal is to complete our marketing strategy, develop further flavors and to begin marketing to attract potential customers to our website. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations.

We believe this could take up to 270 days from the date the SEC declares our offering effective. We intend to concentrate all of our efforts on raising as much capital as we can during this period. If we have not raised the maximum amount of capital during the first 180 days of this offering, our management may decide to extend this offering by 90 days.

2. If we are successful in raising the maximum amount of this offering ($120,000 net after anticipated offering expenses), we intend to get new offices and hire a general administrative assistant. We expect it will cost us approximately $1,000 per month.

We expect the cost of a new office will be approximately $1,000 per month rent, plus $300 per month for utilities such as telephone, fax and internet. If we do not raise the maximum, or close to the maximum, we will continue to use office space donated by our President at no cost. Our President will also perform most of the administrative tasks required to operate our business. After completing the offering, we will immediately complete the development of our marketing plan to drive traffic and customers to our website and to develop relationships with distributors. We expect the initial phase of our marketing plan to cost between $10,000 and $40,000. If we raise the maximum from this offering, our marketing plan involves hiring a marketing expert as an independent part time contractor to prepare a detailed marketing plan and to assist us in developing marketing relationships.

3. Although we have not yet fully developed our marketing plan, we anticipate that it will involve a combination of search engine optimization, reciprocal marketing relationships, email distributions and possibly mail outs. We intend to hire a marketing consultant on a part time basis within the next three months. We will begin to market our website in North America through traditional sources such as magazines, newspaper advertising, telephone directories and flyers/mailers. We intend to target North Americans who lead an active lifestyle and who take good care of their pets. We may use inbound links that connect directly to our website from other sites. Potential customers would be able to click on these links to become connected to our website from search engines or other websites. We believe that it will cost a minimum of $10,000 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $30,000 to our marketing program (including costs of our marketing consultant). Marketing is an ongoing matter which will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days of initiating it.

4. We expect that pursuant to the marketing consulting, any reciprocal deals we enter into with other websites or companies, and pursuant to search engine optimization services, we will need to make changes to our website. We have budgeted $5,000 to $10,000 for such changes,

5. If we are successful in generating revenues from our www.poochpalpowerwater.com website, we intend to develop an affiliated website for selling other products that we develop and to drive traffic to our www.poochpalpowerwater.com website. We anticipate the cost of building this new website will be between $5,000 and $10,000 and we plan on beginning development of this website within 12 months if we have generated revenues, or otherwise raised additional capital. We do not intend to use the proceeds of this offering towards developing this second website and we will therefore have to rely on revenues or additional financing to realize this part of our business plan.

We believe we will begin generating revenues within six months of completing our offering.

Limited operating history; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have generated no revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Our independent certified public accountants have stated in their report dated March 6, 2007 included herein, that we have incurred operating losses from its inception and that we are dependent upon our ability to raise capital from stockholders or other sources to sustain operations. These factors raise substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resources

As of October 31, 2006, we had working capital deficit of $8,174. Our corporate strategy for the next 12 months includes the following:

  develop and refine further products;
  conduct further marketing research;
  improve packaging of our products;
  develop and improve flavors;
  develop vitamin supplement products;
  develop high-end dog treats;
  raise additional capital;
  hire a sales associate; and
  develop marketing materials.

As of October 31, 2006 our total current assets were $14,810, and our total liabilities were $22,984 for a total working capital deficit of $8,174. Eva Dudas, our President, is owed $10,000 for cash advances and expense paid for on our behalf. We expect to incur substantial losses over the next two years.

As of October 31, 2006, we had cash equivalents of $9,810, and we believe that we need approximately an additional $40,000 to meet our capital requirements over the next 12 months. Our intention is to obtain this money through this offering.

We do not anticipate that we will need to hire any employees in the near future. We plan to engage people as outside contractors and consultants for bookkeeping, legal, accounting, website development and audit functions. Also, we expect to hire one person to provide customer service once the level of customers is sufficient. Until this level is reached, our President will handle customer service herself. As our product line becomes more developed and our sales increase, we anticipate our customer service needs will increase significantly over the next few years.

We plan on hiring, within a few months of completing this offering, a part time marketing consultant for North America as a self-employed contractor to assist in marketing who will be paid on a contract basis. The marketing consultant’s duties will be to market our website and products in areas which may garner customers. We intend to hire an administrative assistant if the maximum amount of this offering is raised.

Known Material Trends and Uncertainties

As of October 31, 2006, we do not have any off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

We believe that the above discussion contains a number of forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, or changes in general economic conditions.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in note 2 of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Foreign currency transactions are primarily undertaken in Canadian dollars and are translated into United States dollars, in accordance with Statement of Accounting Standards ("SFAS") No. 52 “Foreign Currency Translation,” using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. We have not, as of March 7, 2007, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Certain Relationships and Related Transactions

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $120,000.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities Group, Inc, a market maker in Florida, has agreed to make the application on our behalf. However, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of March 7, 2007, there were ten holders of record of our common stock.

Executive Compensation

Our executive officers have not been paid any compensation since our inception in May 2006. Our President has donated management services valued at $500 per month since our inception.

Compensation of Directors

None of our directors received compensation for their service as directors during the fiscal year ended October 31, 2006.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Financial Statements

Our Audited Financial Statements as of October 31, 2006 follow as pages F-1 through F- 8.

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Index

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(a Development Stage Company)
Vancouver BC Canada

We have audited the accompanying balance sheet of K-Care Nutritional Products Inc. (a Development Stage Company) as of October 31, 2006 and the related statements of expenses, cash flows and changes in stockholders' deficit for the period from May 8, 2006 (inception) through October 31, 2006. These financial statements are the responsibility of the K-Care's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-Care as of October 31, 2006, and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that K-Care will continue as a going concern. As discussed in Note 2 to the financial statements, K-Care has suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone–bailey.com
Houston, Texas

March 6, 2007

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Balance Sheet
October 31, 2006

ASSETS

Current Assets

Cash	$9,810
Prepaid expenses	5,000

Total Assets	$14,810

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	$12,984
Due to related parties	10,000

Total Current Liabilities	22,984

Contingencies and Commitments

Stockholders’ Deficit

Preferred Stock, 20,000,000 shares authorized, par value of $0.0001;
No shares issued and outstanding	–

Common Stock, 80,000,000 shares authorized, par value of $0.0001;
6,395,500 shares issued and outstanding	640

Additional paid-in capital	19,530

Deficit accumulated during the development stage	(28,344)

Total Stockholders’ Deficit	(8,174)

Total Liabilities and Stockholders’ Deficit	$14,810

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Statement of Expenses
Period from May 8, 2006 (Inception) Through October 31, 2006

Expenses

Consulting fees	$5,300
General and administrative	3,929
Product development costs	1,487
Professional fees	17,628

Total Expenses	28,344

Net Loss	$(28,344)

Net Loss Per Share – Basic and Diluted	$(0.00)

Weighted Average Shares Outstanding	6,208,722

See accompanying summary of accounting policies
and notes to financial statements

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Statement of Cash Flows
Period from May 8, 2006 (Inception) Through October 31, 2006

Operating Activities
Net loss	$(28,344)
Adjustments to reconcile net loss to net cash used in operating activities:
operating activities:
Donated rent and services	3,750
Changes in operating assets and liabilities
Prepaid expenses	(5,000)
Accounts payable and accrued liabilities	12,984
Net Cash Used in Operating Activities	(16,610)
Financing Activities
Due to related parties	10,000
Proceeds from issuance of shares	16,420
Net Cash Provided by Financing Activities	26,420
Increase In Cash	9,810
Cash - Beginning of Period	–
Cash - End of Period	$9,810
Supplemental Disclosures
Interest paid	$–
Income tax paid	$–

See accompanying summary of accounting policies
and notes to financial statements

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity
Period from May 8, 2006 (Inception) Through October 31, 2006

				Deficit
				Accumulated
	Common Stock		Additional	During the
		Par	Paid-in	Exploration
	Shares	Value	Capital	Stage	Totals

Balances at May 8, 2006	–	$–	$–	$–	$–

Proceeds from issuance of stock	6,395,500	640	15,780	–	16,420

Donated services	–	–	3,750	–	3,750

Net loss for the period	–	–	–	(28,344)	(28,344)

Balances at October 31, 2006	6,395,500	$640	$19,530	$(28,344)	$(8,174)

See accompanying summary of accounting policies
and notes to financial statements

K-Care Nutritional Products Inc.
(formerly Pooch Pal Beverages Inc.)
(A Development Stage Company)
Notes to the Financial Statements

Note 1	Summary of Significant Accounting Policies

K-Care was incorporated in Nevada on May 8, 2006, under the name Pooch Pal Beverages Inc., and changed its name to K-Care Nutritional Products Inc. on October 31, 2006. K-Care focuses on developing a range of flavored bottled water products for dogs. The products will be sold over the internet initially and later through pet store retail outlets. K-Care does not currently have any products for sale.

(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(b)	Cash and Cash Equivalents

For purposes of the statement of cash flows, K-Care considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

(c)	Foreign Currency Translation

K-Care's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date in accordance with SFAS No. 52, “Foreign Currency Translation”. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Foreign currency transactions are primarily undertaken in Canadian dollars. K-Care has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(d)	Income Taxes

K-Care recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. K-Care provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

(e)	Revenue Recognition

K-Care recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations exist and collectibility is reasonable assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. This policy is prospective in nature, as K-Care has not yet generated any revenues.

(f)	Financial Instruments

The fair values of financial instruments, which includes cash and cash equivalents, prepaid expenses and accounts payable approximate their carrying values due to the relatively short maturity of these instruments.

Note 1	Summary of Significant Accounting Policies (continued)

(g)	Basic and Diluted Net Income (Loss) per Share

K-Care computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share.” SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

(h)	Recent Accounting Pronouncements

K-Care does not expect the adoption of recently issued accounting pronouncements to have a significant impact on K-Care’s results of operations, financial position or cash flows.

Note 2	Going Concern

K-Care has been in the developmental stage since its formation in May 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in developing a range of flavoured bottled water products for dogs. The ability of K-Care to emerge from the developmental stage with respect to its principal business activity is dependent upon its successful efforts to raise additional equity financing and generate significant revenue. K-Care has incurred losses of $28,344 since inception. Management plans to raise additional capital through equity and/or debt financings. These factors raise substantial doubt regarding K-Care’s ability to continue as a going concern.

Note 3	Related Party Transactions

(a)	On May 9, 2006, K-Care issued 6,000,000 shares of common stock to the President of K-Care at $0.0001 per share for cash proceeds of $600.

(b)

On October 31, 2006, K-Care is indebted to the President of K-Care for $7,500 and to the Director of K-Care for $2,500 representing expenditures paid on behalf of K-Care. The amounts due are non-interest bearing, unsecured and due on demand.

(c)	During the period ended October 31, 2006, K-Care recognized a total of $3,750 for donated services at $500 per month and $750 for donated rent at $250 per month provided by the President of K-Care.

Note 4	Common Stock

(a)	On May 9, 2006, K-Care issued 6,000,000 shares of common stock to the President of K-Care at $0.0001 per share for cash proceeds of $600.

(b)	On July 30, 2006, K-Care issued 395,500 shares of common stock at $0.04 per share for cash proceeds of $15,820.

Note 5	Income Taxes

K-Care uses the asset and liability method of accounting for deferred income taxes wherein deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes at rates expected to be in effect when the differences are realized. During fiscal 2006, K-Care incurred net losses and therefore has no current tax liability. The net deferred tax asset generated by K-Care’s net operating loss carry-forwards has been fully reserved. The cumulative net operating loss carry-forward is approximately $28,000 at October 31, 2006.

At October 31, 2006, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$9,920
Less: valuation allowance	(9,920)

Net deferred tax assets	$-

Note 6	Subsequent Event

In November 2006, K-Care accepted stock subscriptions for 120,000 shares at $0.10 per share for cash proceeds of $12,000.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Malone & Bailey, PC, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of K-Care is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article V of our bylaws, filed as Exhibit 3.3 to this Registration Statement; and
  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making K-Care responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$50
Legal fees and expenses	25,000
Accounting fees and expenses	13,500
Printing and marketing expenses	1,000
Miscellaneous	450
Total	$40,000

Recent Sales of Unregistered Securities

Since our inception on May 8, 2006 to March 7, 2007, we have completed the following sales of unregistered securities.

  On May 9, 2006, we issued 6,000,000 common shares to our President Eva Dudas at a price of $0.0001 per share for total proceeds of $600.

  On July 30, 2006, we issued 395,500 common shares to seven shareholders at a price of $0.04 per share for total proceeds of $15,820.

  On December 15, 2006, we issued 120,000 common shares to two shareholders at a price of $0.10 per share for total proceeds of $12,000.

All of the above issuances were exempt from registration under Regulation S of the Securities Act.

Exhibits

Exhibit	Exhibit
Number	Description

3.1	Articles of Incorporation as filed with the Nevada Secretary of State on May 8, 2006

3.2	Certificate of Amendment to Articles of Incorporation filed November 6, 2006

3.3	Bylaws

4	Instrument Defining the Right of Holders - Form of Share Certificate

5.1	Legal Opinion & Consent

10.1	Product Marketing and Web Design Agreement dated June 5, 2006

23.1	Consent of Auditor

Undertakings

K-Care hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

	•	include any Prospectus required by Section 10(a)(3) of the Securities Act;

•

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

• include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.

for determining liability of K-Care under the Securities Act to any purchaser in the initial distribution of the securities, K-Care undertakes that in a primary offering of securities of K- Care pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, K-Care will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of K-Care relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of K-Care or used or referred to by K-Care;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about K-Care or its securities provided by or on behalf of K-Care; and

(iv) Any other communication that is an offer in the offering made by K-Care to the purchaser.

(v) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(vi) For purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, K-Care certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 13, 2007.

K-CARE NUTRITIONAL PRODUCTS INC.

By:	/s/ Eva Dudas
Eva Dudas
President, Director, Chief Executive Officer,
Chief Financial Officer, Chief Accounting
Officer, Treasurer, Secretary

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Director, Chief
Executive Officer, Chief
/s/ Eva Dudas	Financial Officer,	March 13, 2007
Eva Dudas	Chief Accounting Officer,
Treasurer, Secretary